Filed Pursuant to
Rule 424(b)(3) and (c)
Registration No. 333-68082

PROSPECTUS SUPPLEMENT NO. 6 DATED APRIL 2, 2003
TO
PROSPECTUS DATED SEPTEMBER 6, 2001

UBIQUITEL INC.

17,562,861 Shares of Common Stock

        This Prospectus Supplement No. 6 (the "Prospectus Supplement") supplements our prospectus dated September 6, 2001, as supplemented by Prospectus Supplement No. 1 dated November 16, 2001, Prospectus Supplement No. 2 dated November 27, 2001, Prospectus Supplement No. 3 dated December 17, 2001, Prospectus Supplement No. 4 dated February 6, 2002 and Prospectus Supplement No. 5 dated April 23, 2002    (collectively, the "Prospectus"), relating to the public offering and sale of up to 17,562,861 shares of our common stock by certain of our stockholders.

        This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING STOCKHOLDERS

        As a result of transactions effected by certain Selling Stockholders after the last date of the Prospectus and prior to the date of this Prospectus Supplement, the table captioned "Selling Stockholders" set forth in the Prospectus is hereby replaced and superseded by the following table:

	Ownership Prior to the Offering			Ownership After the Offering
Name			Number of Shares Offered(1)
	Shares	Percentage		Shares	Percentage
The Ponderosa Telephone Co.(2)(3)	6,250,756	7.7%	6,250,756	—	—
Irrevocable Trust Under the Will of J.H. Evans(2)(4)	387,103	*	387,103	—	—
J.H. Evans Family Limited Partnership(2)(5)	186,113	*	186,113	—	—
Bryan Family, Inc.(2)(6)	795,289	1.0	795,289	—	—
Kerman Communications, Inc.(2)(7)	534,217	*	534,217	—	—
Jane Blair Vilas 1990 Trust(2)(8)	64,508	*	64,508	—	—
Instant Phone, LLC(2)(9)	363,077	*	363,077	—	—
The Dan and Danna Holmes Charitable Remainder Trust II(2)(10)	55,539	*	55,539	—	—
The John and Wendy Evans Charitable Remainder Trust II(2)(11)	54,260	*	54,260	—	—
Ramyar, LLC(2)(12)	389,079	*	389,079	—	—
RCBM, LLC(2)(13)	379,079	*	379,079	—	—
Mandy Investments Inc.(2)(6)	—	—	—	—	—
Barcus Family Limited Partnership(2)(14)	267,108	*	267,108	—	—
S&K Moran Family Limited Partnership(2)(15)	267,108	*	267,108	—	—
The Boos Family Trust dtd 9/14/93 (16)	151,943	*	151,943	—	—
Delmar Williams & Associates, L.P.(2)(17)	117,139	*	117,139	—	—

American Endowment Foundation FBO Evans Family Foundation(2)(18)	82,050	*	82,050	—	—
American Endowment Foundation FBO Holmes Family Foundation(2)(19)	71,808	*	71,808	—	—
Jane B. Vilas(2)(20)	7,445	*	7,445	—	—
Harold Kluis(2)(21)	—	—	—	—	—
Bryan N. Wagner(22)	25,324	*	25,324	—	—
The James and Ruth Wagner Family Trust dtd 3/2/98(23)	—	—	—	—	—
The Mathew and Kerry Wagner Family Trust dtd 10/30/98(24)	25,324	*	25,324	—	—
Harry Midgley(25)	24,191	*	24,191	—	—
William V. Lawn(26)	15,000	*	15,000	—	—
Kathleen Taormina(27)	—	*	—	—	—
Kathy Mueller(28)	6,048	*	6,048	—	—
Fred Ritter(29)	2,893	*	2,893	—	—
Jack Bumgarner(30)	1,446	*	1,446	—	—

*
Represents ownership of less than 1%.

(1)
The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, pursuant to Rule 416 under the Securities Act, such additional number of shares of common stock as may be issuable in connection with the shares registered for sale hereby resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)
A portion of the shares listed as beneficially owned by each selling stockholder has been deposited in an escrow account in connection with the VIA Wireless acquisition to secure the respective indemnification obligations of the selling stockholders under the merger agreement. These escrow shares are to be released from escrow and delivered to the selling stockholders pending the disposition of certain indemnifiable claims. This registration statement and the sums indicated in the column entitled "Number of Shares Offered" include all of the escrow shares.

(3)
The address of The Ponderosa Telephone Co. is 47034 Road 201, O'Neals, California 93645. Matthew J. Boos, one of our directors, is the General Manager of The Ponderosa Telephone Co., the former secretary/treasurer of VIA Wireless and a former member of VIA Wireless' members committee. Silkwood Ventures LLC, of which E.L. Silkwood owns a controlling interest, owns 29.4% of the voting stock of The Ponderosa Telephone Co. The Else Bigelow-Jesse E. Bigelow Trust DUA 03/12/87 owns 15.7% of the voting stock of The Ponderosa Telephone Co. for the benefit of E.L. Silkwood. The Jesse E. Bigelow Residual Trust owns 6.1% of the voting stock of The Ponderosa Telephone Co. for the benefit of E.L. Silkwood. The Robert F. Bigelow Marital Reduction Trust DUA 11/20/81 owns 20.6% of the voting stock of The Ponderosa Telephone Co. for the benefit of Mary F. Bigelow. No other person owns more than 5% of the voting stock of The Ponderosa Telephone Co.

(4)
The address of Irrevocable Trust Under the Will of J.H. Evans is c/o Jane B. Vilas, 10661 N. Golfink Road, Turlock, California 95380. The shares held by the Irrevocable Trust Under the Will of J.H. Evans are owned by Jane B. Vilas as Trustee thereof. On November 29, 2002, the Irrevocable Trust Under the Will of J.H. Evans sold 208,758 shares of our common stock.

(5)
The address of J.H. Evans Family Limited Partnership is c/o Jane B. Vilas, 10661 N. Golfink Road, Turlock, California 95380. Jane B. Vilas as manager of Vilas, LLC owns a 100% interest as general partner of the J.H. Evans Family Limited Partnership. Danna Holmes owns a 12.6% limited partnership interest of the J. H. Evans Family Limited Partnership. Dan Holmes, Danna Holmes and Van Newell as Trustees of The Dan and Danna Holmes Charitable Remainder Unitrust I own a 18.6% limited partnership interest of the J. H. Evans Family Limited Partnership. John Evans owns a 19.8% limited partnership interest of the J.H. Evans Family Limited Partnership. Cindy Evans and Van Newell as Trustees of The Cynthia Evans Charitable Remainder

  Unitrust I own a 15.8% limited partnership interest of the J.H. Evans Family Limited Partnership; Ms. Evans also owns a 13.2% limited partnership interest of the J.H. Evans Family Limited Partnership. John Evans, Wendy Evans and Van Newell as Trustees of the The John and Wendy Evans Charitable Unitrust I own a 5.5% limited partnership interest of the J.H. Evans Family Limited Partnership. No other person owns more than 5% of the limited partnership interests of the J.H. Evans Family Limited Partnership. On November 29, 2002, the J.H. Family Limited Partnership sold 308,941 shares of our common stock.

(6)
Of such shares, Bryan Family, Inc. has pledged 400,000 shares to UBS AG to secure its payment or delivery obligations under a collar transaction. On October 1, 2002, Mandy Investments Inc. transferred 383,433 shares of our common stock covered by this Prospectus to Bryan Family, Inc. Between January 21, 2003 and March 21, 2003, Bryan Family, Inc. sold an aggregate of 220,000 shares of our common stock. The address of Bryan Family, Inc. and Mandy Investments Inc. is 340 Live Oak Road, Paicines, California 95043. Steven R. Bryan owns 50.1% and Harvey S. Bryan owns 49.9% of the voting stock of Bryan Family, Inc. and Mandy Investments Inc.

(7)
The address of Kerman Communications, Inc. is 811 S. Madera Avenue, Kerman, California 93630. William Sebastian and Kathleen Sebastian as Trustees of the William and Kathleen Sebastian Trust of 1982 own 14.91% of the voting stock of Kerman Communications, Inc. Susan Moran owns 5.19% of the voting stock of Kerman Communications, Inc. as Custodian for each of Amanda Moran, Evan Moran and Christopher Moran. William S. Barcus owns 5.19% of the voting stock of Kerman Communications, Inc. Brian S. Barcus and Christina Mae Barcus as Trustees of the Barcus Family Trust UAD June 21, 1994 own 5.19% of the voting stock of Kerman Communications, Inc. Susan Moran as Trustee of the Moran Family Trust UAD December 13, 1995 owns 14.30% of the voting stock of Kerman Communications, Inc. Edward Scott Barcus and Ruth Anne Barcus as Trustees of the Barcus Family Trust UAD May 3, 1994 own 16.34% of the voting stock of Kerman Communications, Inc. Ruth A. Barcus and Frank Freiberger as Trustees of the Sebastian/Barcus Generation Skipping Trust own 11.64% of the voting stock of Kerman Communications, Inc. Susan Moran and Frank Freiberger as Trustees of the Sebastian/Moran Generation Skipping Trust own 11.64% of the voting stock of Kerman Communications, Inc. No other person owns more than 5% of the voting stock of Kerman Communications, Inc.

(8)
The address of the Jane Blair Vilas 1990 Trust is 7312 Hillcrest Drive, Modesto, California 95356. The shares held by the Jane Blair Vilas 1990 Trust are owned by Cynthia Evans and Gordon N. Snyder as Trustees thereof. Between June 4, 2002 and November 29, 2002, the Jane Blair Vilas 1990 Trust sold an aggregate of 273,084 shares of our common stock.

(9)
The address of Instant Phone, LLC is c/o David S. Nelson, 7084 N. Cedar, Box 84, Fresno, California 93704. All of the member interests of Instant Phone, LLC are owned by Davis S. Nelson, the former president of VIA Wireless. In connection with the acquisition of VIA Wireless, UbiquiTel has entered into a two-year consulting agreement with Mr. Nelson. On July 30, 2002, Instant Phone, LLC sold 40,000 shares of our common stock.

(10)
The address of The Dan and Danna Holmes Charitable Remainder Trust II is 5781 Hillcrest Road, Merced, California 95340. The shares held by The Dan and Danna Holmes Charitable Remainder Trust II are owned by Dan Holmes, Danna Holmes and Van Newell as Trustees thereof. On November 29, 2002, The Dan and Danna Holmes Charitable Remainder Trust II sold 389,144 shares of our common stock.

(11)
The address of The John and Wendy Evans Charitable Remainder Trust II is 7312 Hillcrest Drive, Modesto, California 95356. The shares held by The John and Wendy Evans Charitable Remainder Trust II are owned by John and Wendy Evans and Van Newell as Trustees thereof. On November 29, 2002, The John and Wendy Evans Charitable Remainder Trust II sold 380,177 shares of our common stock.

(12)
The address of Ramyar, LLC is 327 Medio Drive, Los Angeles, California 90049. The shares held by Ramyar, LLC are owned by Marsha Ambraziunas as the sole member thereof.

(13)
The address of RCBM, LLC is 327 Medio Drive, Los Angeles, California 90049. The shares held by RCBM, LLC are owned by Rimvydas Ambraziunas as the sole member thereof.

(14)
The address of Barcus Family Limited Partnership is 811 S. Madera Avenue, Kerman, California 93630. Ruth A. Barcus owns a 100% interest as general partner of Barcus Family Limited Partnership. Edward Scott Barcus and Ruth Anne Barcus as Trustees of the Barcus Family Trust UAD May 3, 1994 own a 29.59% limited partnership interest of Barcus Family Limited Partnership. William S. Barcus owns a 16.33% limited partnership interest of Barcus Family Limited Partnership. Brian S. Barcus and Christina Mae Barcus as Trustees of the Barcus Family Trust UAD June 21, 1994 own a 16.33% limited partnership interest of Barcus Family Limited Partnership. Barbara A. Douglas owns a 16.33% limited partnership interest of Barcus Family Limited Partnership. Ruth A. Barcus and Frank Freiberger as Trustees of the Sebastian/Barcus Generation Skipping Trust own a 21.43% limited partnership interest of Barcus Family Limited Partnership. No other person owns more than 5% of the limited partnership interests of Barcus Family Limited Partnership.

(15)
The address of S&K Moran Family Limited Partnership is 811 S. Madera Avenue, Kerman, California 93630. Susan Moran owns 100% of the general partnership interest of S&K Moran Family Limited Partnership. Susan Moran as Trustee of the Moran Family Trust UAD December 13, 1995 owns a 48.98% limited partnership interest in S&K Moran Family Limited Partnership. Amanda Moran owns a 5.10% limited partnership interest in S&K Moran Family Limited Partnership. Evan Moran owns a 5.10% limited partnership interest in S&K Moran Family Limited Partnership. Susan Moran as Custodian for Christopher Moran owns a 5.10% limited partnership interest in S&K Moran Family Limited Partnership. Susan Moran and Frank Freiberger as Trustees of the Sebastian/Moran Generation Skipping Trust own a 35.71% limited partnership interest in S&K Moran Family Limited Partnership. No other person owns more than 5% of the limited partnership interests of S&K Moran Family Limited Partnership.

(16)
The address of The Boos Family Trust dtd 9/14/93 is 545 East Mariners Circle, Fresno, California 93720. The shares held by The Boos Family Trust are owned by Mathew J. and Karen S. Boos as Trustees thereof.

(17)
The address of Delmar Williams & Associates, L.P. is 10052 Oak Branch Circle, Carmel, California 93923. Delwyn C. Williams holds a 1% interest as general partner and a 25% interest as a limited partner of Delmar Williams & Associates, L.P. No other person owns more than 5% of the limited partnership interests of Delmar Williams & Associates, L.P.

(18)
The address of American Endowment Foundation FBO Evans Family Foundation is c/o Philip Tobin, 1521 Georgetown Road, Hudson, Ohio 44236. The shares held by American Endowment Foundation FBO Evans Family Foundation are owned by Philip Tobin and Thomas Tobin as executive officers thereof.

(19)
The address of American Endowment Foundation FBO Holmes Family Foundation is c/o Philip Tobin, 1521 Georgetown Road, Hudson, Ohio 44236. The shares held by American Endowment Foundation FBO Holmes Family Foundation are owned by Philip Tobin and Thomas Tobin as executive officers thereof.

(20)
The address of Jane B. Vilas is 10661 N. Golfink Road, Turlock, California 95380. On November 29, 2002, Jane B. Vilas sold 52,163 shares of our common stock.

(21)
The address of Harold Kluis is 916 Scenic Court, Coarsegold, California 95355. Mr. Kluis is a former officer of J.H. Evans, Inc., one of the members of VIA Wireless. On November 4, 2002, Harold Kluis sold 45,347 shares of our common stock.

(22)
The address of Bryan N. Wagner is 1322 East Shaw, Suite 340, Fresno, CA 93710.

(23)
The address of The James and Ruth Wagner Family Trust dtd 3/2/98 is 1322 East Shaw, Suite 340, Fresno, CA 93710. The shares held by The James and Ruth Wagner Family Trust are owned by James F. and Ruth M. Wagner as Trustees thereof. On November 19, 2002, The James and Ruth Wagner Family Trust sold 25,324 shares of our common stock.

(24)
The address of The Mathew and Kerry Wagner Family Trust dtd 3/2/98 is 1322 East Shaw, Suite 340, Fresno, CA 93710. The shares held by The Mathew and Kerry Wagner Trust are owned by Mathew C. and Kerry E. Wagner as Trustees thereof.

(25)
The address of Harry Midgley is 44299 Cottontail Court, Coarsegold, California 93614. Mr. Midgley is a former employee of VIA Wireless.

(26)
The address of William V. Lawn is 13 East Timber Drive, Marmora, New Jersey 08223. Mr. Lawn is a former employee of UbiquiTel.

(27)
The address of Kathleen Taormina is 2634 N. Van Ness Boulevard, Fresno, California 93704. Ms. Taormina is a former employee of VIA Wireless. On March 3, 2003, Ms. Taormina sold 11,571 shares of our common stock.

(28)
The address of Kathy Mueller is 8681 N. 4th, Fresno, California 93720. Ms. Mueller is an employee of VIA Wireless.

(29)
The address of Fred Ritter is 7413 N. Sierra Vista Avenue, Fresno, California 93720. Mr. Ritter is an employee of VIA Wireless.

(30)
The address of Jack Bumgarner is 2610 Nectarine Street, Selma, California 93662. Mr. Bumgarner is an employee of VIA Wireless.

SEE "RISK FACTORS" SET FORTH IN THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

        The date of this Prospectus Supplement is April 2, 2003.